GENERAL SALES AGENCY AGREEMENT
THIS GENERAL SALES AGENCY AGREEMENT (the/this “Agreement”), made and entered into this 21st day of December, 2018 (the “Effective Date”), by and between Cobra Aviation Services LLC, a Delaware limited liability company (“COBRA”); and Brim Equipment Leasing, Inc., an Oregon corporation (“BRIM”) (COBRA and BRIM each, a “Party”; collectively, the “Parties”).
WITNESSETH:
WHEREAS, BRIM is an air carrier operating under 14 CFR Part 298 of the U.S. Department of Transportation (“DOT”) regulations and holding certificates issued by the Federal Aviation Administration (“FAA”) under 14 CFR Part 135 (on-demand air taxi Operating Certificate), Part 133 (Rotorcraft External-Load Operator Certificate), and Part 137 (Agricultural Aircraft Operations Certificate); and
WHEREAS, BRIM and COBRA may from time-to-time enter into various Aircraft Lease and Management Agreements, under which COBRA leases aircraft to BRIM for BRIM’s use, and which are not covered by this Agreement. (the “Cobra Aircraft’);
WHEREAS, BRIM wishes to appoint COBRA as its general sales and marketing agent (“GSA”) in connection with flights to be operated by BRIM, utilizing aircraft other than COBRA Aircraft (such aircraft being “BRIM Aircraft”); and
WHEREAS, COBRA wishes to accept the appointment as GSA and to provide to BRIM certain sales and marketing services as more fully set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
Appointment

1.1.    BRIM hereby appoints COBRA as its GSA on a non-exclusive basis, for purpose of providing BRIM sales and marketing services for flights operated by BRIM on BRIM Aircraft (“BRIM Services”) and for no other purposes. COBRA will not have authority to act as BRIM’s agent for any other purposes under this Agreement.

1.2.    COBRA hereby accepts such limited GSA appointment and agrees to provide certain sales and marketing services for BRIM Services as set forth herein.

1.3.    When marketing and selling BRIM Services, COBRA will at all times disclose that COBRA is acting as BRIM’s agent and not as a principal in the holding out of services to customers and that all BRIM Services are operated by BRIM under BRIM’s DOT and FAA authorities. COBRA shall not hold itself out as an air carrier unless and until it holds appropriate DOT and FAA authority. COBRA agrees to provide all sales and marketing functions described in Article 2 below.

1.4.    The term of this Agreement shall commence on the Effective Date and extend for a period of two (2) years (“Initial Term). At the end of the Initial Term, this Agreement may be renewed for successive one year terms (each a “Renewal Term”) upon the mutual agreement of both Parties, at least thirty (30) days before the end of the Initial Term (or applicable Renewal Term. In the event the Parties do not reach an agreement regarding a Renewal Term, this Agreement shall terminate and subject to termination as set forth in Article 9 hereunder.
ARTICLE 2
Functions and Obligations of COBRA Under This Agreement

2.1.     BRIM will at all times have and retain complete operational control (as that term is defined in 14 CFR Section 1.1) of BRIM Services.

2.2.     COBRA shall use its commercially reasonable efforts to provide the services specified in the following sections of this Article 2, to the extent permitted by applicable law, regulations and policies, including applicable DOT and FAA requirements, regulations and policies, and not in violation of any insurance policy maintained by COBRA or BRIM. All such services and facilities shall be provided consistent with industry standards.

2.3.    COBRA shall notify BRIM in writing in advance of negotiating any contract that will create any financial responsibility on BRIM.
2.4.    Sales Services
(a)    COBRA shall provide to BRIM sales support for the BRIM Services. With respect to such sales support provided by COBRA, COBRA shall:
(i)Market and sell the BRIM Services in order to maximize revenues and promote the BRIM Services on terms and conditions approved by BRIM;
(ii)Sell the BRIM Services in accordance with BRIM’s instructions, fees, fee quotes, charges, rules, and regulations, as amended periodically in writing by BRIM;
(iii)Organize and undertake publicity or press campaigns for BRIM, when requested by BRIM, in form and content acceptable to BRIM; provided, however, that the costs and expenses of any such publicity or press campaigns shall be paid directly by BRIM;
(iv)Comply with all applicable laws, rules, and regulations, including but not limited to those promulgated by the DOT and FAA;

(iv)Maintain and administer the booking and order system for the BRIM Services and perform all clerical work in connection therewith;

(v)Provide all information necessary, and act on behalf of BRIM when required, for claims with respect to the BRIM Services filed by or against BRIM (it being understood that the costs and liabilities associated with such claims shall be the obligation of BRIM, excluding costs and liabilities resulting from the negligence or willful misconduct of COBRA);

(vi)Display, to the reasonable satisfaction of BRIM, the fees, available services, and promotional materials provided by BRIM and ensure the distribution of such information and materials as necessary to advance BRIM’s commercial interests;

(vii)Provide an appropriate number of suitably qualified personnel to perform the services, including ordination, customer service, and sales and marketing;

(viii)In general, provide and perform all the customary services and functions of a GSA for the benefit of BRIM;

(ix)Take appropriate steps to manage vendors and to closely monitor the performance of its staff and/or the appointed agents, as well as other contracted service providers, for the purpose of maintaining a high level of service consistent with industry standards for BRIM in the applicable market and avoiding operational problems;

(x)Use its commercially reasonable efforts to ensure that BRIM’s customers are given accurate and timely information;

(xi)Provide customer services during customary COBRA operating hours at relevant locations;

(xii)Respond to all customer inquiries about the BRIM Services in a timely manner subject to coordination with BRIM;

(xiii)At the request of Brim, prepare and submit all documents required by law or regulation or as may be required by law or regulation in connection with the BRIM Services, to the extent such documents are not being prepared and submitted by BRIM; and

(xiv)Reasonably observe all instructions and information given and published by BRIM and use its commercially reasonable efforts to ensure such compliance by other contractors, sub-contractors, agents or sub-agents COBRA oversees.

(b)Any instructions or directions of COBRA, contrary to BRIM’s instructions or directions, given without the prior written consent of BRIM shall be considered null and void ab initio.

(c)In locations where COBRA is representing BRIM, COBRA shall monitor the revenue reporting of all agents and sub-agents appointed by and on behalf of BRIM to effect the accurate and timely reporting of revenue derived from the BRIM Services. Reporting by such parties shall be in accordance with BRIM’s revenue collection and reporting policies and account settlement procedures, and compliance with such policies will be monitored by COBRA.

(d)COBRA shall use its commercially reasonable efforts to ensure that such sums are remitted to BRIM, in a timely manner and in accordance with payment schedules as set forth herein. COBRA shall submit such report via electronic mail to BRIM’s accounting department.

(e)COBRA shall promptly notify BRIM of any and all claims and provide for claims research and settlement contact, as needed. COBRA shall also coordinate with BRIM’s insurers with respect to any and all claims.

(f)At the request of BRIM, COBRA shall assist with the audit of invoices received for services contracted in support of the BRIM Services in order to verify the accuracy of the charges and their conformity with agreed upon terms and rates.

ARTICLE 3
Financial Obligations

3.1.    In connection with the sale of the BRIM Services pursuant to this Agreement:

(a)COBRA shall invoice customers for the BRIM Services within 15 days after the end of each month, and shall require timely payment by customers within 30 days of invoicing, with instructions for remittance directly to BRIM’s account.

(b)Within ten (10) days after the end of each calendar month, COBRA shall provide a sales report to BRIM detailing all of the invoices issued by COBRA during the preceding month (including each customer’s name, the date of the corresponding BRIM Services, the date each invoice was issued, and the amount of the invoice).

(c)To the extent any monies are received by COBRA on behalf of and as agent for BRIM, COBRA shall provide those monies to BRIM within five (5) days of receipt by COBRA, and COBRA shall provide a schedule of such monies received by it on behalf of BRIM with the sales report set forth in Section 3.1(b). For the avoidance of doubt, the foregoing shall not be construed to create any obligation for COBRA to guaranty the payment for BRIM Services by third-parties.

3.2    Reconciliation and Compensation.

(a)Within fifteen (15) days of the end of each calendar month, BRIM shall provide to COBRA in writing a financial reconciliation report reporting (i) the amount of revenue received by BRIM in the preceding month for the COBRA-generated BRIM Services, during that month (“Revenue”) and (ii) the direct operating expenses (excluding aircraft lease costs) incurred by BRIM related to the COBRA-generated BRIM Services during that preceding month (“Operating Expenses”).

(b)Within ten (10) days after receipt of the financial reconciliation report in Section 3.2(a), COBRA will notify BRIM that it approves or disapproves of the reconciliation report.

a.
If COBRA notifies BRIM that it approves of the report or otherwise does not respond to BRIM’s financial reconciliation report within ten (10) days of its receipt, then BRIM shall pay to COBRA an amount equal to 5% of the difference between the amount of Revenue and Operating Expenses reported, as compensation for COBRA’s GSA services during that month. For the avoidance of doubt, if the amount of Revenues is less than the amount of Operating Expenses reported on a given month’s financial reconciliation report, no compensation shall be due to COBRA for that month.

b.
If COBRA notifies BRIM that it disapproves of the financial reconciliation report, then BRIM and COBRA shall meet in a good faith within ten (10) days of such notification to discuss the disapproval and seek a resolution of the Revenue and Operating Expense amounts reported.

3.3.    A late payment surcharge equal to one percent (1%) of any unpaid balance due between the Parties shall become due and payable on any late-paid invoice paid more than thirty (30) days following the issuance of such invoice, with an additional one percent (1%) of the unpaid balance accruing on the first day of each and every subsequent month thereafter during which such unpaid balance remains unpaid.

3.4.    All payments to be made by either Party under this Agreement shall be in U.S. dollars.

3.5.    BRIM shall have the right, from time to time after providing reasonable advance notice, to inspect COBRA’s books and records with respect to matters attributable to the BRIM Services. COBRA shall have the right, from time to time after providing reasonable advance notice, to inspect BRIM’s books and records with respect to matters attributable to the BRIM Services.

ARTICLE 4
Reserved

ARTICLE 5
Adherence to Compliance Program

5.1.     COBRA shall comply in all material respects with BRIM’s compliance manual as then in effect (the “Compliance Manual”) in the conduct of business on behalf of BRIM. Upon request, COBRA shall provide a copy of the Compliance Manual to each of its officers, directors, managers, executives, employees and staff.

ARTICLE 6
Liability and Indemnity

6.1.     COBRA shall bear all liability for, and shall indemnify, defend and hold harmless BRIM, together with its directors, officers, employees, assignees, agents, subcontractors, shareholders and affiliates (other than COBRA) (collectively, the “BRIM Indemnified Parties”) from and against all claims, demands, costs, expenses and liability (“Claims”) (including, without limitation, any claim in tort, whether or not arising from the negligence of the BRIM Indemnified Parties and without regard to whether or not such negligence is sole, joint, concurrent, comparative, active, passive or imputed) which may be asserted against, incurred or suffered by, be charged to or recoverable from the COBRA Indemnified Parties (defined below) in connection with the performance of COBRA’s obligations under this Agreement by or on behalf of COBRA, including any agents and sub agents under the administrative and managerial purview of COBRA, other than with respect to taxes, which shall be governed exclusively by Article 10; provided that where there is applicable aviation insurance coverage, nothing contained herein shall require COBRA to be responsible for paying Claims covered by such insurance in excess of the maximum applicable deductible up to the coverage limits. The foregoing indemnity obligation shall apply whether or not a Claim be groundless, false or fraudulent. Notwithstanding anything else in this Section 6.1, there shall be no obligation to indemnify if any Claim is due to the willful misconduct or gross negligence of the BRIM Indemnified Parties.

6.2    BRIM shall bear all liability for, and shall indemnify, defend and hold harmless COBRA, together with its directors, officers, employees, assignees, agents, subcontractors, shareholders and affiliates (collectively, the “COBRA Indemnified Parties”, together with the BRIM Indemnified Parties, the “Indemnified Parties”) from and against all Claims (including, without limitation, any claim in tort, whether or not arising from the negligence of the COBRA Indemnified Parties and without regard to whether or not such negligence is sole, joint, concurrent, comparative, active, passive or imputed), which may be asserted against, incurred or suffered by, be charged to or recoverable from the BRIM Indemnified Parties in connection with the performance of BRIM’s obligations under this Agreement by or on behalf of BRIM, including any agents and sub agents under the administrative and managerial purview of BRIM, other than with respect to taxes, which shall be governed exclusively by Article 10; provided that where there is applicable aviation insurance coverage, nothing contained herein shall require BRIM to be responsible for paying Claims covered by such insurance in excess of the maximum applicable deductible up to the coverage limits. The foregoing indemnity obligation shall apply whether or not a Claim be groundless, false or fraudulent. Notwithstanding anything else in this Section 6.2, there shall be no obligation to indemnify if any Claim is due to the willful misconduct or gross negligence of the COBRA Indemnified Parties.

6.3.     COBRA shall act with reasonable diligence, and shall cause its agents or subcontractors to act with reasonable diligence, to observe all directions and instructions given to it by BRIM relating to the services and facilities provided by COBRA in support of the BRIM Services, and COBRA shall indemnify and hold harmless the BRIM Indemnified Parties from and against all claims, demands, expenses and liability arising directly or indirectly from traffic documents, purchase orders, miscellaneous charge orders, consignment documents, promotional materials, or sales documents improperly issued, completed or delivered by COBRA and its personnel.

6.4.     The indemnification obligations under this Article 6 shall survive the termination of this Agreement and shall remain in effect for a period of one (1) year from the date of any such termination.

6.5.    In no event shall either Party be held liable to the other, and each Party hereby expressly waives any claim it may have against the other, for incidental, consequential, special or punitive damages of any kind, including loss of market or future profits, which may arise under this Agreement.

6.6    The Indemnified Party shall promptly notify the indemnifying Party of the existence of any Claim to which the indemnifying Party’s indemnification obligations might apply; provided, however, that the failure to give such notice (other than notice of the commencement of a legal proceeding) shall not adversely affect any right of indemnification under this Agreement. The indemnifying Party shall be entitled to control the defense of any such legal proceedings, through legal counsel reasonably satisfactory to the Indemnified Party, at the sole expense of the indemnifying Party, and the Indemnified Party shall cooperate and consult with the indemnifying Party in the defense of such Claim and shall have the right, but not the obligation, to participate in the defense at its own expense. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Claim. If the indemnifying Party elects not to direct such defense, the Indemnified Party will have the right, at its own discretion, to direct such defense at the indemnifying Party’s sole expense. The indemnifying Party shall have the right to compromise or settle, with the Indemnified Party’s prior written approval (such approval not to be unreasonably withheld), any Claim regarding which it is required to indemnify. If the Indemnified Party refuses to approve any compromise or settlement recommended by the indemnifying Party which would have concluded such claim or litigation but for the Indemnified Party’s failure to give such approval, the indemnifying Party’s liability to the Indemnified Party hereunder with respect to any such claim or litigation shall not exceed the amount which the indemnifying Party would have paid pursuant to such proposed compromise or settlement.

6.7. Except as contemplated by this Article 6, COBRA shall not proceed in the name of BRIM with any claims for indemnities, recoveries, damages, interest and the like against any third parties whatsoever with respect to this Agreement, without the prior written consent of BRIM. COBRA shall furnish all the information reasonably requested by BRIM and assistance that BRIM may reasonably require for the conduct of the proceedings in question.

ARTICLE 7
Insurance

7.1.     Each Party will procure and maintain third party liability insurance customary and appropriate for each Party’s business activities, including the activities contemplated by this Agreement. It is agreed that to the extent the Parties to this Agreement are party to the same insurance policy, separate insurance policies for each Party will not be required. To the extent applicable, each Party shall arrange for its insurers to waive any rights of recourse including subrogation against the other Party, its officers, directors, shareholders, agents, employees or subcontractors in accordance with any liability assumed hereunder.

7.2.    To the extent both Parties are not carried on the same insurance policy or certificate, each Party, with respect to its own responsibilities hereunder, shall designate the other Party as an additional insured in its policies covering liability risks respectively assumed hereunder, and shall have inserted in those policies an appropriate severability of interest and cross liability clauses.

7.3.    To the extent both Parties are not carried on the same insurance policy or certificate, each Party shall procure that the interest of the other Party in such insurances shall be insured regardless of any breach or failure or violation by the insured of any warranties, declarations or conditions contained in such policies.

7.4.     Prior to commencement of activities hereunder and reasonably in advance of any expiration of each policy of insurance required pursuant to this Agreement, each Party shall deliver to the other Party a certificate or certificates evidencing the insurance referred to herein. It is understood and agreed that to the extent that the Parties are on the same insurance policy or insurance certificate, the Parties will be delivering to each other identical certificates.

7.5.    Each Party shall ensure that such certificate includes a provision giving the other
Party not less than thirty (30) days’ notice (ten (10) days in the event of cancellation due to nonpayment) of intent to cancel or materially alter the insurance (in a manner adverse to the other Party) carried as required by this Agreement, and not less than seven (7) days’ notice (or such shorter period as may be customary) in respect of war and allied perils coverage changes.

ARTICLE 8
Force Majeure

8.1.     “Force Majeure Event” means acts or events not within the control of the Party bound to perform and which, by exercise of due diligence, such Party is unable to overcome. A Force Majeure Event includes acts of God, seizure, severe weather to the extent that it prevents operations in the relevant region or airport, strikes, labor stoppage, lockouts, or other industrial disturbances, acts of the public enemy, acts of terrorism, national emergency, war, shutdown of airspace, embargoes, blockades, riots, epidemics, lightning, earthquakes, floods, tornadoes, explosions, failure of public utilities, and any other causes not within the control of the Party claiming such event.

8.2.     Upon occurrence of a Force Majeure Event, the affected Party shall give prompt notice to the other Party of such event. Upon giving such notice, and continuing during the period of a Force Majeure Event, all obligations of the Parties hereunder affected by such Force Majeure event shall be suspended until such event is no longer materially affecting the services to be rendered hereunder. The payment for all services provided up to the occurrence of the Force Majeure Event shall not be affected by such event and shall be payable when due. If the performance of this Agreement shall be materially prevented or delayed by reason of a Force Majeure Event for a period of more than thirty (30) days, then either Party shall have the option to terminate this Agreement upon written notice to the other Party.

ARTICLE 9
Termination

9.1.     Either Party may terminate this Agreement at any time, with immediate effect, by notice in writing to the other:

(a)If the other Party is declared bankrupt, or becomes insolvent, or files a petition for bankruptcy, or if the whole or a substantial part of the other’s property is seized before judgment or under an execution, or if a bankruptcy or insolvency proceedings commenced against the other in any jurisdiction and such proceedings, if involuntary, are not dismissed or discharged within sixty (60) days; or

(b)If the other Party defaults in the performance of any material covenant, term or condition contained in this Agreement, including such Party’s default in the payment of any amounts due hereunder within ten (10) business days of its due date, and such default continues unremedied for ten (10) business days from the time written notice of such default has been given; provided, however, no such default on the part of BRIM shall occur if such failure is due to the fault of COBRA.

9.2.     Either Party may terminate this Agreement immediately upon written notice to the other Party without cause.

9.3    In the event this Agreement is terminated in accordance with any of the foregoing provisions, such termination shall be without prejudice to the rights and liabilities hereunder and at law.

ARTICLE 10
Taxes

10.1. Any and all payments due to COBRA hereunder shall be free from, and BRIM shall pay and hold COBRA free and harmless from, any and all liability for any and all sales and/or use taxes, excise taxes and property taxes (including property taxes assessed based on frequency of operations, time in jurisdiction, time on ground, landings or otherwise), duties, fees, withholdings, value added taxes, or other similar assessments or charges, including any and all amount(s) of interest and penalties which may be or become due in connection therewith, imposed or withheld by any governmental authority or agency, or other entity, which may be or become due arising out of or resulting from the terms and conditions of this Agreement and/or payments hereunder, except for taxes levied on the income of COBRA.

10.2.     Any and all payments due to BRIM hereunder shall be free from, and COBRA shall pay and hold BRIM free and harmless from, any and all liability for any and all sales and/or use taxes, excise taxes and property taxes (including property taxes assessed based on frequency of operations, time in jurisdiction, time on ground, landings or otherwise), duties, fees, withholdings, value added taxes, or other similar assessments or charges, including any and all amount(s) of interest and penalties which may be or become due in connection therewith, imposed or withheld by any governmental authority or agency, or other entity, which may be or become due arising out of or resulting from the terms and conditions of this Agreement and/or payments hereunder, except for taxes levied on the income of BRIM.

ARTICLE 11
Assignment

11.1.     This Agreement will inure to the benefit and be binding upon each of the Parties hereto and their respective successors and permitted assigns. Neither Party shall assign this Agreement, or any of the rights or obligations arising hereunder, to any third party without the prior written consent of the other Party, except that subject to applicable regulatory approvals, BRIM shall be entitled to assign its rights and obligations hereunder to another entity (or entities) that is an affiliate of BRIM able to perform the terms and conditions of BRIM.

ARTICLE 12
Reserved

ARTICLE 13
Authorizations

13.1.     The Parties agree that each of them, in accordance with their respective responsibilities hereunder, shall timely apply for and obtain all necessary governmental approvals, permits, licenses, airport clearances, and other permission (if any shall be required) with regard to the services to be rendered hereunder.

ARTICLE 14
Applicable Law and Jurisdiction

14.1. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURTS OF THE STATE OF DELAWARE OR, IF SUCH COURTS LACK SUBJECT MATTER JURISDICTION, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT IN ACCORDANCE WITH ARTICLE 158 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. FINALLY, DUE TO THE COMMERCIAL NATURE OF THIS AGREEMENT AND THE COMPLEX AVIATION REGULATORY SCHEME, OWNER AND MANAGER EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL FOR ANY DISPUTES ARISING FROM THIS AGREEMENT.

ARTICLE 15
Notices

15.1.     All notices or demands required or permitted under this Agreement shall be in writing and addressed as follows (or as later changed in writing by a Party):

If to BRIM:
Brim Equipment Leasing, Inc.
Attention: Julie Brim, President
Physical Address: 455 Dead Indian Memorial Rd, Ashland, OK 97520
Mailing Address: PO Box 3009, Ashland, OR 97520
email: Julie@brimaviation.com

with a copy to Wexford Capital LP –
411 West Putman Ave.
Greenwich, CT 06830
Attn: Legal
email: legal@wexford.com

If to COBRA:	Cobra Aviation Services LLC 4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142 E-mail: mlayton@mammothenergy.com Attention: Mark Layton
with a copy to:	Mammoth Energy Services, Inc. 14201 Caliber Drive, Suite 300 Oklahoma City, OK 73134 E-mail: rlaforge@mammothenergy.com Attention: Rusty LaForge

Each Party may specify a different address by giving written notice to the other Party in accordance with this Article 15.

15.2.     All notices, requests, demands and other communications hereunder shall be in writing, transmitted by email, facsimile or overnight service to the addresses set forth above or to such other addresses or facsimile numbers as either Party may have advised to the other Party in writing pursuant to this Article 15, and shall be deemed effective upon sending. In any event, a Party receiving notice hereunder shall acknowledge receipt thereof as soon as practicable; however, failure to so acknowledge will not vitiate or otherwise render ineffective any notice duly given hereunder.

ARTICLE 16
Confidentiality/Publicity

16.1.     Except for each Party’s performance of its obligations under this Agreement, each of the Parties shall treat as strictly confidential and shall not reproduce or use for its own purposes or divulge, or permit to be divulged, to others (i) all information and data obtained by or from the other Party in connection with this Agreement, or otherwise related to this Agreement, which is confidential or proprietary to one of the Parties, including its customers, customer lists, information and data relating to customers, operations, policies, procedures, techniques, accounts, computer programs and networks, and personnel (“Confidential Information”); and (ii) all information and data which are confidential or proprietary to a third party and which are in the possession or control of one of the Parties (“Third Party Confidential Information”). Each of the Parties shall limit access to the Confidential Information and Third Party Confidential Information to its officers, shareholders, directors, counsel, financial advisors, lessors, lenders and financiers having a need to know or as required by applicable law. Further, upon reasonable notice from the other Party or upon termination of this Agreement, a Party shall return to the other Party all Confidential Information and Third Party Confidential Information received from the other Party in its possession in whatever form and on whatever medium embodied.

16.2.     The Parties shall not knowingly, directly or indirectly, divulge, communicate or use to the detriment of the other Party, or for the benefit of any other person(s), or misuse in any way, the Confidential Information or Third Party Confidential Information.

16.3.     The Parties may disclose Confidential Information or Third Party Confidential Information:

(a)to professionals engaged by a Party who have a legitimate need to review this Agreement, the Confidential Information or the Third Party Confidential Information, and only after such party agrees to be bound by this Article 16;
(b)as may be required pursuant to subpoena, court order, or request of a governmental authority having jurisdiction over a Party;
(c)with the consent of the other Party, which may be withheld in that Party’s sole discretion;
(d)in an action or other proceeding to enforce or which otherwise concerns this Agreement; or
(e)as otherwise required by law.

16.4.     If a Party receives a subpoena, court order or governmental request calling for the disclosure of this Agreement, the Party shall notify the other Party to provide that Party with an opportunity to object to the requested disclosure. However, nothing herein shall require a Party to violate any subpoena, court order or governmental request for disclosure.

16.5.     All inquiries from the press concerning the activities of COBRA or BRIM or any of their affiliate companies shall be referred to COBRA’s or BRIM’s spokesperson, as appropriate.

ARTICLE 17
Further Cooperation

17.1.     From time to time, as and when requested by any Party to this Agreement, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to carry out the intent of this Agreement.

ARTICLE 18
Merger/Modification

18.1.     This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof, and as of the date of this Agreement merges and supersedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement. Unless expressly provided herein, this Agreement may not be changed or modified except by agreement in writing signed by both Parties, that specifically references this Agreement and the provisions to be so altered, amended, extended, waived, discharged or terminated is signed by each of the parties hereto and specifically states that it is intended to alter, amend, extend, waive, discharge or terminate this agreement or a provision hereof.. The waiver by either Party of performance of any term, covenant or condition of this Agreement in a particular instance shall not constitute a waiver of any subsequent breach or preclude such Party from thereafter demanding performance thereof according to the terms hereof.

ARTICLE 19
Miscellaneous

19.1.     A waiver of any default hereunder shall not be deemed a waiver of any other or subsequent default hereunder.

19.2.     This Agreement shall not be construed against the Party preparing it, and no adverse rule of construction or interpretation shall be applied against a Party as the drafting Party of this Agreement. This Agreement shall be construed as if both Parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either Party. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall remain in full force and effect and be construed as if such invalid, unenforceable or illegal provision had never been contained herein. The Parties shall undertake good faith consultations in order to replace any such invalid, unenforceable or illegal provision with a replacement provision intended to accomplish, as near as possible, the purpose and intent of the original such provision. NO PERSON OR ENTITY, OTHER THAN THE PARTIES, SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BE CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UPON ANY THIRD PARTY.

19.3     Headings, as used herein, are added for the purpose of reference and convenience only, and shall in no way be referred to in construing the provisions of this Agreement.

19.4.     Each signatory to this Agreement warrants and represents that such signatory has full authority and legal capacity to execute this Agreement on behalf of and intending to legally bind the Parties hereto.

19.5.     Each Party, in its performance under this Agreement, is and shall be engaged and acting as an independent contractor in its own separate business. Each Party shall retain complete and exclusive control over its personnel and operations and the conduct of its business. No Party, its officers, employees or agents shall in any manner make any representation or take any actions which may give rise to the existence of any employment, agency, partnership or other like relationship between the Parties hereunder, except as otherwise expressly authorized in this Agreement. The employees, agents and independent contractors of each Party shall be and remain employees, agents and independent contractors of such Party for all purposes, and shall not be deemed to be employees, agents or independent contractors of the other Party. Neither Party shall have supervisory power or control over any employees, agents or independent contractors employed or engaged by the other Party.

19.6.     This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories on the same counterpart.

19.7.     Each of the Parties shall pay the fees and expenses of their own counsel, accountants or other experts, and all expenses incurred by such Party incident to the negotiations, preparation and execution of this Agreement.

[Signature Page Follows]

THIS GENERAL SALES AGENCY AGREEMENT has been executed in duplicate by the duly authorized representatives of the Parties hereto on the date first hereinabove written.

Brim Equipment Leasing, Inc.	Cobra Aviation Services LLC
By: /s/ Julie Brim Name: Julie Brim Title: President Date: December 21, 2018	By: /s/ Mark Layton Name: Mark Layton Title: Chief Financial Officer Date: December 21, 2018

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